Exhibit 99.1
IMMEDIATE RELEASE

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS FOR THE QUARTER AND NINE MONTHS ENDED MARCH 31, 2011

Shreveport, Louisiana –May 4, 2011 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended March 31, 2011 of $313,000, an increase of $605,000 from a $292,000 net loss reported for the three months ended March 31, 2010. Earnings per basic and diluted share were $0.11 for the quarter ended March 31, 2011, compared to a loss of $0.10 per basic and diluted share for the quarter ended March 31, 2010.

The Company reported net income of $1.5 million for the nine months ended March 31, 2011 compared to $209,000 for the nine months ended March 31, 2010. Basic and diluted earnings per share were $0.49 for the nine months ended March 31, 2011 compared to $0.07 for the nine months ended March 31, 2010.

The Company completed its conversion from the mutual holding company form of organization to the stock holding company form on December 22, 2010. As a result of the conversion, Home Federal Bancorp, Inc. of Louisiana, a newly formed Louisiana chartered corporation, became the holding company for Home Federal Bank, and Home Federal Mutual Holding Company of Louisiana and the former Home Federal Bancorp, Inc. of Louisiana ceased to exist. As part of the conversion, the Company completed a public offering of common stock that raised $16.9 million in net proceeds and shares of common stock of the former holding company were exchanged for shares of common stock of the Company. Per share amounts for prior periods have been adjusted to reflect the share exchange.

The increase in net income for the three months ended March 31, 2011 resulted primarily from a $321,000, or 22.7%, increase in net interest income, and a $542,000, or 488.3%, increase in non-interest income, partially offset by an increase of $225,000, or 15.7%, in non-interest expense and an increase of $36,000 in the provision for loan losses.  The increase in net interest income was due to an increase of $250,000, or 11.1%, in total interest income as a result of an increase in volume of interest-earning assets, and a decrease of $71,000, or 8.4%, in interest expense on borrowings and deposits primarily due to a decrease in the average balance of borrowings and overall decrease in rates paid on interest-bearing liabilities.  The increase in non-interest income was primarily due to a $159,000 increase in gain on sale of loans held-for-sale and a $64,000 increase in other income.  The Company sells most of its fixed-rate residential mortgage loan originations. The increase in non-interest expense was primarily due to an increase in compensation and benefits expense of $105,000, or 11.4%, due to the hiring of commercial loan officers and other employees, as well as increases of $38,000 in occupancy and equipment expenses, $35,000 in franchise and bank taxes, $26,000 in data processing costs, and $38,000 in miscellaneous non-interest expenses attributable to increases in other general office overhead expenses.  The $36,000 charge to the provision for loan losses during the three months ended March 31, 2011, reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans.

For the nine months ended March 31, 2011, the Company reported net earnings of $1.5 million, or diluted earnings per share of $0.49, an increase of $1.3 million, as compared to the $209,000 in net earnings, reported for the nine months ended March 31, 2010. The increase in net earnings for the nine months ended March 31, 2011 resulted primarily from a $1.1 million, or 27.5%, increase in net interest income and a $1.8 million increase in non-interest income. These changes were partially offset by a $1.1 million, or 30.0%, increase in non-interest expense, a $329,000, or 78.0%, increase in income taxes and a $259,000 charge to the provision for loan losses. Similar to the increase for the quarter ended March 31, 2011, the increase in net interest income for the nine month period was primarily due to a $905,000, or 13.5%, increase in total interest income as a result of an increase in the volume of interest-earning assets, and a $214,000, or 8.2%, decrease in interest expense on borrowings and deposits due to a decrease in the average balance of borrowings and overall decrease in average rate paid on interest-bearing liabilities.  The Company’s average interest rate spread was 3.25% for the nine months ended March 31, 2011, compared to 2.89% for the nine months ended March 31, 2010. The Company’s net interest margin was 3.60% for the nine months ended March 31, 2011, compared to 3.37% for the nine months ended March 31, 2010.  The increases in net interest margin and average interest rate spread are attributable primarily to the implementation of the Company’s strategy to enhance our core earnings by increasing commercial loan volume and related income in conjunction with decreasing costs associated with deposits and advances from the Federal Home Loan Bank. The increase in non-interest income was primarily due to an increase of $1.1 million, or 329.1%, in gain on sale of loans from the prior year period and the reduction of an impairment loss on securities in the amount of $627,000 from the prior period.

At March 31, 2011, the Company reported total assets of $217.6 million, an increase of $32.4 million, or 17.5%, compared to total assets of $185.1 million at June 30, 2010.  The increase in assets was comprised primarily of an increase in cash and cash equivalents of $1.8 million, or 20.0% from $8.8 million at June 30, 2010 to $10.6 million at March 31, 2011, and an increase in loans receivable, net, excluding loans-held-for sale, of $21.7 million, or 23.3%, from $93.1 million at June 30, 2010, to $114.8 million at March 31, 2011, primarily reflecting the continuing increase in commercial lending during the nine months ended March 31, 2011.  Investment securities increased $20.1 million, or 30.5%, to $85.9 million at March 31, 2011, compared to $65.8 million at June 30, 2010.  Loans held-for-sale decreased $12.3 million to $1.1 million at March 31, 2011 compared to $13.4 million at June 30, 2010. Management attributes the decrease in loans held for sale at quarter end to expedited procedures with correspondent banks which resulted in a lower amount of loans held for sale at period end. Total mortgage loan originations for the quarter ended March 31, 2011 were $18.2 million compared to $21.1 million in the prior year quarterly period. Deposits increased $24.4 million, or 20.7%, to $142.1 million at March 31, 2011, compared to $117.7 million at June 30, 2010.  Advances from the Federal Home Loan Bank of Dallas decreased $7.6 million, or 24.1%, to $23.9 million at March 31, 2011, from $31.5 million at June 30, 2010.  At March 31, 2011, the Company had $183,000 of non-performing assets, or 0.08% of total assets at such date, compared to $360,000 or 0.19% of total assets at June 30, 2010.

Shareholders’ equity increased $17.0 million, or 51.1%, to $50.4 million at March 31, 2011, from $33.4 million at June 30, 2010.  The primary reasons for the increase in shareholders’ equity from June 30, 2010, were the vesting of restricted stock awards, stock options and release of employee stock ownership plan shares totaling $193,000, net income of $1.5 million for the nine months ended March 31, 2011, and net proceeds from a common stock issuance of $16.9 million.  This was partially offset by a decrease in the Company’s accumulated other comprehensive income of $1.1 million, dividends paid of $328,000 and treasury stock acquisitions of $46,000 during the nine months ended March 31, 2011.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

ASSETS	March 31, 2011	June 30, 2010
	(Unaudited)
Cash and cash equivalents	$10,602	$8,837
Investment securities	85,901	65,826
Loans held-for-sale	1,080	13,403
Loans receivable, net of allowance for loan losses (2011: 748; 2010: 489)	114,755	93,056
Other assets	5,252	4,023

Total assets	$217,590	$185,145

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$142,079	$117,722
Advances from the Federal Home Loan Bank of Dallas	23,947	31,507
Other liabilities	1,153	2,551

Total liabilities	167,179	151,780

Shareholders’ equity	50,411	33,365

Total liabilities and shareholders’ equity	$217,590	$185,145

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Total interest income	$2,507	$2,257	$7,587	$6,682
Total interest expense	771	842	2,405	2,619
Net interest income	1,736	1,415	5,182	4,063
Provision for loan losses	36	-	259	--
Net interest income after provision for loan losses	1,700	1,415	4,923	4,063
Non-interest income (loss)	431	(111)	2,045	228
Non-interest expense	1,657	1,432	4,757	3,660
Income (loss) before income taxes	474	(128)	2,211	631
Income taxes	161	164	751	422

NET INCOME (LOSS)	$313	$(292)	$1,460	$209

EARNINGS(LOSS)PER SHARE(1)
Basic	$0.11	$(0.10)	$0.49	$0.07
Diluted	$0.11	$(0.10)	$0.49	$0.07
_________
(1)	Prior period amounts were adjusted for comparability using the conversion ratio of 0.9110 due to completion of the second step offering completed on December 22, 2010.

	Three Months Ended March 31, 2011	Year Ended June 30, 2010
Asset Quality Ratios(1):
Allowance for loan losses as a percent of non-performing assets	408.74%	135.83%
Allowance for loan losses as a percent of total loans receivable	0.65%	0.52%

(1) Asset quality ratios are end of period ratios.

CONTACT:
Daniel R. Herndon, President and Chief Executive Officer
James R. Barlow, Executive Vice President and Chief Operating Officer
(318) 222-1145